Exhibit 99.1

News Release

For Immediate Release

Investor Contact:

Steven J. Craig

Sr. Vice President Investor Relations and Administration

713-229-6300

DUNE ENERGY ENTERS FORBEARANCE AGREEMENT WITH LENDERS

Houston, Texas, October 1, 2014—Dune Energy, Inc. (OTCBB:DUNR) today announced it has entered into a Forbearance Agreement and Fourth Amendment dated September 30, 2014 (the “Amendment”) to the Amended and Restated Credit Agreement between the Company and its lenders dated December 22, 2011, as amended (the “Credit Agreement”).

As previously reported, the Company was in default of the Credit Agreement at the end of the second quarter because the Total Debt to EBITDAX was 5.28 to 1.0, which was well over the required ratio of 4.0 to 1.0. This default has led to concerns as to whether the Company could continue as a going concern.

Prior to the end of the second quarter, the Credit Agreement lenders had also notified the Company that its borrowing base under the revolver would be reduced to $37.5 million (including outstanding letters of credit) on October 1, 2014. Under the terms of the Amendment, the creditors have agreed to a borrowing base availability at $40 million and to waive the event of default, as well as any current ratio covenant defaults as of September 30, 2014, until the earlier to occur of December 31, 2014 or the closing or termination of the merger of the Company under the terms of the Agreement and Plan of Merger, dated September 17, 2014, by and among EOS Petro, Inc., EOS Merger Sub, Inc. and Dune Energy, Inc. (the “Merger Agreement”); provided that the Company does not incur any additional Defaults, as defined in the Credit Agreement. The Amendment also added a covenant requiring the Company to maintain as of September 30, 2014, a ratio of total Revolving Credit Exposures (as such term is defined in the Credit Agreement) as of such day to EBITDAX of not greater than 2.5 to 1.0.

James A. Watt, President and Chief Executive Officer of the Company stated, “We appreciate the support provided by our lenders and anticipate this will provide the company sufficient liquidity to consummate the planned merger with EOS Petro, Inc.”

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FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning estimates of expected drilling and development wells and associated costs, statements relating to estimates of, and increases in, production, cash flows and values, liquidity, statements relating to the continued advancement of Dune Energy, Inc.’s projects and other statements which are not historical facts. When used in this document, the words such as “could,” “plan,” “estimate,” “expect,” “intend,” “may,” “potential,” “should,” and similar expressions are forward-looking statements. Although Dune Energy, Inc. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company’s projects will experience technological and mechanical problems, geological conditions in the reservoir may not result in commercial levels of oil and gas production, changes in product prices and other risks disclosed in Dune Energy Inc.’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission.

Investor Contact:

Steven J. Craig

Sr. Vice President Investor Relations and Administration

713-229-6300

SOURCE Dune Energy, Inc.

Oct 01, 2014